Offi[illegible]ldress: Unit 405, Sofia Tower,
Don A. Roces Avenue, Laging Handa,
Quezon City, 1103

EMPLOYMENT CONTRACT

This Contract of Employment (“**Contract**”) is entered into this 31st day of July 2023, by and between:

NEW RETAIL EXPERIENCE INCORPORATED , a corporation duly organized and existing under and by the laws of the Republic of the Philippines, with office address at Unit 405, Sofia Tower, Don A. Roces Avenue, Laging Handa, Quezon City, 1103, herein represented by its Country Manager, David Chu(“**Employer**”)

And

SUMIT AGRAWAL, Filipino, of legal age, and with address at 1603 Beacon Tower 1, San Antonio, Makati City (**“Employee”)**

Each a **“Party”** and collectively **“Parties”**.

RECITALS:

WHEREAS the Employer is engaged in the business of buying, selling, distributing, marketing at wholesale/retail, insofar as may be permitted by law, all kinds of goods, wares and merchandise for every kind and description such as but not limited to online retailing, act as manufacturer's representative, commission merchants, agents, relative thereto.

WHEREAS the Employer hereby offers, and the Employee hereby accepts the employment in the Employer, subject to the terms and conditions of this Contract;

NOW, THEREFORE, the Parties hereby agree as follows:

1. APPOINTMENT

a. Employee is hereby appointed as **Senior Mobile Engineer** under regular status from the first day of the actual report for work. The Employee's employment shall commence **on the 1st day of August 2023.**

b. The Employee shall report to the Chief Technology Officer (CTO) and to any other person whom the Employer shall designate according to its discretion.

2. COMPENSATION AND OTHER BENEFITS

a. For services to be rendered, you will be entitled to a monthly compensation equivalent to the rate stipulated in **Annex A**, Compensation and Benefits Package, including all the benefits which Sopa (Phils) Inc. has provided during the term of your employment with the Company, payable every 15th and 30th day of the month subject to tax(es) and other government mandated deductions.

b. The Employee's performance shall be reviewed annually. It is understood, however, that the annual review of the Employee's performance is by no means a guarantee or a promise that there shall be an annual increase or adjustment. Annual and incremental salary adjustments and merit increases may be affected by the result of the performance evaluation and upon the recommendation of the immediate manager with the approval of Management.

Offi[illegible]ddress: Unit 405, Sofia Tower,
Don [illegible] Roces Avenue, Laging Handa,
Quezon City, 1103

3. CONTINUITY OF EMPLOYMENT

The Employer will respect the continuity of tenure of the employee from Sopa (Phils) Inc. The employee's tenure with Sopa (Phils) Inc. beginning June 13, 2022 until July 31, 2023 shall be credited to them upon commencement of this Contract.

4. DUTIES AND RESPONSIBILITIES

a. Employee shall perform the duties and responsibilities that his position or job necessarily entails as may be contained in his job description or as may be reasonably assigned to him by the Employer from time to time. The specific duties and responsibilities of the Employee are contained in Annex "B", which is hereby made as an integral part of Sopa (Phils) Inc. Agreement, and which herein Employee acknowledges having read and understood as a condition for his regularization and entitlement to other benefits and promotion.

b. Employee obligates and undertakes to:

i. Perform the duties to the best of the Employee's knowledge and ability and by all pertinent laws, rules, and regulations, work policies, and guidelines of the Employer, in a manner consistent with the authority and status of the Employee's position.
ii. Serve the Employer faithfully and diligently.
iii. Use all reasonable efforts to promote and act in the Employer's best interest.
iv. Comply with all lawful directors of the Employer.
v. Uphold, at all times, the Employer's goals and culture.
vi. Report to the person/s designated by the Employer.

5. PLACE OF WORK

The employee's primary place of work will be in Manila, Philippines. Employee agrees that Employer may transfer him to any other location as may be required by the exigencies of the business, the organizational requirements of the Employer, and the responsibilities of the Employee's position. Employees may be required to travel from time to time.

6. WORK SCHEDULE

Employee shall render a minimum of eight (8) hours of work per day and the schedule will be determined by Management. Overtime pay, night differential, holiday pay, and premium pay will apply only to rank-and-file employees under the Philippine Labor Code.

7. OVERTIME WORK

In case the demands of the business or Employer would require Employee to work more than his regular work schedule, he may be required to render overtime work. Overtime work is not compensable for exempt employees unless otherwise declared by management.

8. DECORUM

Employee shall observe and comply with all company rules and regulations written or otherwise. Employee shall devote his entire working time to the Employer and shall have no direct or indirect interest in any firm, or entity whether for profit or not, directly in competition with or offering the same services as Employer nor shall Employee take any interest that is conflicting or inimical to the Employer.

Offi( )dress: Unit 405, Sofia Tower,
Don A. Roces Avenue, Laging Handa,
Quezon City, 1103

9. EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

a. Employer shall rely on the representations that the Employee has made during the recruitment process including the personal details on the Employee's application form and any interviews that may have been conducted. The Employee acknowledges that the Employer shall be entitled to rely on these representations as being true and correct.

b. Employee represents that he/she shall observe all pertinent laws, ordinances, implementing rules, and regulations concerning the Employee's work, as well as all of the Employer's policies and procedures.

c. Employee represents and warrants that he/she is not subject to any employment, non-competition, or non-solicitation contracts, which shall prohibit or limit the Employee's employment with the Employer.

d. If the Employee has any confidential or non-public information by prior employment, the Employee further represents and warrants that he/she shall not and has not engaged in any activity that is inconsistent with the rights of a such prior employer, which could subject the Employer or its other members to any liability.

e. The Employee shall undertake to indemnify the Employer, its directors, and employees, for damages and attorney's fees among others, for any liability incurred or suffered by the Employer due to the Employee's breach of this Section and any such obligations on confidentiality under the law.

10. DUTY OF LOYALTY

a. Employee shall devote his/her full time and energy to the Employer's business and shall not engage in any other business with any other company, corporation, or entity for the duration of the Contract. The Employee shall be required to observe all pertinent laws, ordinances, and implementing rules and regulations concerning his/her work. In addition, the Employee shall be required to follow the Employer's policies and procedures, whether verbal or written.

b. Employee shall be required to disclose to the Employer any position which the Employee is currently holding or which the Employee intends to hold with another company or entity. The Employer shall have the right to prohibit the Employee from accepting any other position in any other company, corporation, or entity during the duration of this Contract.

c. Employee shall not use any confidential and proprietary information, which the Employee may have learned in the performance of his/her duties, for personal gain or other purposes. Any direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer, or prospective customer, without the disclosure and written approval from the Employer is strictly prohibited and constitutes a just cause for dismissal.

11. NON-COMPETITION

a. In the event Employee is separated or terminated from employment for whatever reason, he shall not seek employment in a local or foreign firm doing business in the Philippines nor establish or set up a business offering similar services or competing for business with the Employer for one (1) year from date of separation or termination.

b. Employee acknowledges that the Employer has invested substantial time and resources in the development of its client and customer base and that, by the Employee's employment with the Employer, the Employee shall have access to confidential information about the Employer's clients and customer base. Employee agrees and undertakes that during his/her employment and for six (6) months thereafter, regardless of the cause of the cessation of his/her employment, Employee shall not, on his/her own or on behalf of any person or entity, directly or indirectly: (i) solicit or perform any service to any of the

Employer's clients when such services are similar to or related to those services the Employee performed for the Employer; (ii) attempt to induce the Employer's clients to terminate, change, reduce or not extend affiliation with the Employer.

12. INTELLECTUAL PROPERTY

The Employer shall be entitled to sole ownership of any intellectual property rights including but not limited to software programs, hardware specifications, and other property rights created, developed, and discovered by Employee while in the course of his employment with the Employer, including all registrations for the same.

Employee agrees that he shall promptly disclose to the Employer the following: (a) all software programs, inventions, improvements, discoveries, and technical developments ("Inventions") made, created or conceived by him/her (either alone or with others) during the term of employment, (b) all Inventions which are based on proprietary information of the Employer and are made or conceived by Employee (either alone or with others), (c) any documentation related to the Inventions, which shall become the Employer's property, and (d) web content and development concepts, ideas, design and multimedia graphics and artwork.

Employee hereby assigns to the Employer his entire rights, title, and interest in and to such Inventions and documents, which relate in any way to or are useful in the Employer's business and the course of his employment. Employee shall do all acts necessary and/or required by the Employer to give effect to this provision. Employee further agrees to cooperate with the Employer in the procurement and maintenance of patents, copyrights, and/or other protection of the Employer's rights to such Inventions, documents, content design, and multimedia graphics at the Employer's expense. Employee shall keep and maintain adequate and current written records of all such Inventions, documents, content design, and multimedia graphics, which shall automatically become the exclusive property of the Employer.

The employee also waives his right to file any copyright application for any such Inventions or concepts, designs, or ideas while actively employed by the Employer and within one (1) year from the date of resignation or termination from the Employer. If within one (1) year after leaving the Employer's employ, a patent application or copyright registration is filed by Employee or on his behalf describing the Invention within the scope of his work for the Employer, or which otherwise relates to a portion of the Employer's business of which he/she had knowledge of and access to during his/her employment, Employee agrees to specifically state that the Invention, documents, content design, and multimedia graphics were conceived by him/her within the scope of his employment with Employer.

13. NON-DISCLOSURE

Employee acknowledges and confirms that this Contract must remain confidential. Except as may be legally required by the competent authority, or applicable statutes, the Parties hereto shall not make any unauthorized disclosures of the terms and conditions embodied in this Contract.

14. CONFIDENTIALITY

To safeguard the Employer's interest and confidentiality of its business and affairs, Employee the agrees that during the term of his employment and from and after the actual cessation of his employment, he shall maintain strict confidentiality and shall not disclose any technical, business, financial or commercial information, methods, processes, inventions (whether covered by intellectual property protection or not or whether marked confidential or not) including but not limited to: customers, customer lists or requirements, price lists, pricing structures, marketing, and sales information, business plans or dealings, employees or officers, financial information, product lines research activities, plans designs, formulae whether authored by Employee or otherwise – to suit Employee's purpose of those of any other person, company, business entity or other organization whatsoever.

Employee shall not take out Employer's premises and technical plans, charts, drawings, codes and other materials containing technical data and information unless with the prior written consent or permission of the Employer.

A trade secret is any information, process, or idea that is not generally known in the industry, that the Employer con siders confidential, and that gives the employer a competitive advantage. Examples of trade secrets include:

a. Technical plans, charts, drawings, and other materials containing technical data and information
b. Computer program listings, source codes, and object codes
c. All information relating to programs now existing or currently under development
d. Customer lists and records, sources of purchasing, and all other information related to vendors and suppliers.

During and after Employee's term with the Employer, he shall at all times practice good discretion, ask permission and seek prior approval from the Employer in the use or disclosure of any Employer's documents – technical or business information, or any information which one might reasonably expect the Employer to regard as confidential, whether transmitted or acquired from the Employer's customers, suppliers, or other persons – to any person, company or entity.

Failure to comply with the Confidentiality obligation in this Contract shall be construed and considered as gross misconduct and shall be deemed a ground for termination of employment.

15. UNDERTAKING

Employee shall work exclusively for the benefit of the Employer. Employee warrants that he shall comply with all his undertakings and obligations outlined in this Contract and shall indemnify Employer of any actual losses, damages, costs, and expenses, including attorney's fees, incurred as a result of the breach of this Contract or his willful act, omission, fraud or negligence.

16. TERMINATION

The employer reserves the right to terminate or cancel this Contract after observing due process for just or valid causes. Termination may be due to any, but not necessarily limited to the following:

a. Inefficiency;
b. Incompetence;
c. Tardiness;
d. Insubordination;
e. Breach of confidentiality and non-disclosure;
f. Violation of Employer's intellectual property rights;
g. Just and authorized causes enumerated in the Philippine Labor Code;
h. Other causes provided in the Employer's rules and regulations; and
i. Other analogous causes.

In the event of an employee-initiated termination, the Employee agrees to provide at least one (1) month resignation notice in writing to the Employer in the case of resignation.

17. NON-SOLICITATION OF EMPLOYEES

The employee shall not during one (1) year after the date of cessation of his employment, however, caused, either on your account or in conjunction with or on behalf of any other person, solicit or entice away or assist any other person whether using the supply of names or expressing views on the suitability or otherwise,

Office Address: Unit 405, Sofia Tower,
Don A. Roces Avenue, Laging Handa,
Quezon City, 1103

howsoever to solicit or entice away from the Company any senior employee, manager, director or another officer of the Company whether or not any such employee would commit a breach of contract because of his leaving service.

18. DATA PROTECTION

The Company will hold and process your data following the Company's data protection policies and guidelines. Where consent is required for any processing of personal data, you agree that the Company may hold and process personal data (including sensitive personal data) provided by you (and where appropriate, by third parties) for such purposes as are considered necessary or desirable in the context of your employment and, where necessary, including the transfer of such information to third parties, whether or not in other jurisdictions. You agree that, in processing personal data, you will at all times adhere to the Company's privacy and data protection policies and other relevant policies, rules, and guidelines. You acknowledge that the Company is the owner of the electronic communications facilities provided for your use as an employee, and as such the Company has the prerogative to regulate the use of said electronic communications facilities. You agree that, at any time, the Company may monitor and inspect such electronic communications facilities and systems, such as but not limited to computers, telephones, and internet facilities, and/or copy data therefrom, including but not limited to electronic mails, telephone calls and other computer and facsimile data transmissions from you, other employees and others to whom it has given system access for one or more of the purposes set out by the Company or any equivalent policy from time to time in force.

19. ACCEPTANCE OF TERMS AND CONDITIONS

Employee's affixing of his / her signature in this Contract means that:

a. Employee has read and fully understood the terms and conditions hereof and accepts the same;
b. The terms and conditions for the regularization of his employment have been communicated to and accepted by him/her at the time of his engagement.

IN WITNESS WHEREOF, we have set our hands on this 31st day of July 2023.

Employer

NEW RETAIL EXPERIENCE INC.
By:

DAVID CHU
Authorized Representative

Employee

SUMIT AGRAWAL